AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (Agreement) is made as of this
19th day of August, 2016, by and among Goldman Sachs Trust II, a Delaware statutory trust (the Goldman Sachs Trust), with its principal place of business at 200 West Street, New York, New York 10282, on behalf of the following of its separate series: Goldman Sachs Target Date 2020 Portfolio, Goldman Sachs Target Date 2030 Portfolio,
Goldman Sachs Target Date 2040 Portfolio and Goldman Sachs Target Date 2050 Portfolio (each, an Acquiring Fund), and Madison Funds, a Delaware statutory trust (the Madison Trust), with its principal place of business at 550 Science Drive, Madison, Wisconsin 53711, on behalf of the following of its separate series:
Madison Target Retirement 2020 Fund, Madison Target Retirement 2030 Fund, Madison Target Retirement 2040 Fund and Madison Target Retirement 2050 Fund (each, an Acquired Fund). Goldman Sachs Asset Management, L.P. (GSAM), a Delaware limited partnership, joins this agreement solely for purposes of paragraphs 1.6, 5.1, 9.2, 14, 16.4, 16.5 and 16.6.
Madison Asset Management, LLC (MAM), a Wisconsin limited liability company, joins this Agreement solely for purposes of paragraphs 1.6, 5.1, 5.4, 9.2, 14, 16.4, 16.5 and 16.6.

WHEREAS, each Acquired Fund and each Acquiring Fund is a series of an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act);

WHEREAS, each Acquiring Fund is an existing series of the Goldman Sachs Trust, but has had no assets and has carried on no investment activities prior to the date first shown above;

WHEREAS, the following chart shows each Acquiring Fund and its classes of shares of beneficial interest (no par value) (Acquiring Fund Shares) and the corresponding Acquired Fund with its classes of shares of beneficial interest (no par value) (Acquired Fund Shares):

Acquiring Fund, each a series of Goldman Sachs Trust II

Goldman Sachs Target Date 2020 Portfolio Class R6
Goldman Sachs Target Date 2030 Portfolio Class R6
Goldman Sachs Target Date 2040 Portfolio Class R6
Goldman Sachs Target Date 2050 Portfolio Class R6

Corresponding Acquired Fund, each a series of Madison Funds

Madison Target Retirement 2020 Fund Class R6
Madison Target Retirement 2030 Fund Class R6
Madison Target Retirement 2040 Fund Class R6
Madison Target Retirement 2050 Fund Class R6

WHEREAS, throughout this Agreement, the term Acquiring Fund Shares should be read to include each class of shares of the applicable Acquiring Fund and each reference to Acquiring Fund Shares in connection with an Acquired Fund should be read to include each class of the particular Acquiring Fund that corresponds to the relevant class of the Acquired Fund;

WHEREAS, this Agreement is intended to be and is adopted as a plan of reorganization and liquidation within the meaning of Section 368(a)(1) of the United States Internal Revenue Code of 1986, as amended (Code);

WHEREAS, each reorganization and liquidation contemplated hereby will consist of (1) the sale, assignment, transfer and delivery of all of the property and assets of an Acquired Fund to the corresponding Acquiring Fund in exchange solely for the Acquiring Fund Shares as described herein, (2) the assumption by the Acquiring Fund of the stated liabilities of the Acquired
 Fund, and (3) the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, as provided herein (Reorganization), all upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, each Acquired Fund owns securities that generally are assets of the character in which the corresponding Acquiring Fund is permitted to invest;

WHEREAS, the Board of Trustees, including a majority of the Trustees who are not interested persons, of the Goldman Sachs Trust has determined, with respect to each Acquiring Fund, that the sale, assignment, transfer and delivery of all of the property and assets of the corresponding Acquired Fund for Acquiring Fund Shares and the assumption of the stated
 liabilities of the Acquired Fund by the Acquiring Fund is in the best interests of the Acquiring Fund and its shareholders and that the interests of the existing shareholders, if any, of the Acquiring Fund would not be diluted as a result of this transaction; and

WHEREAS, the Board of Trustees, including a majority of the Trustees who are not interested persons, of the Madison Trust has determined that the sale, assignment, transfer and delivery of all of the property and assets of each Acquired Fund for Acquiring Fund Shares and the assumption of the stated liabilities of each Acquired Fund by the corresponding Acquiring Fund is in the best interests of the Acquired
 Fund and its shareholders and that the interests of the existing shareholders of the Acquired Fund would not be diluted as a result of this transaction;

NOW, THEREFORE, in consideration of the above recitals and premises and of the covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.	TRANSFER OF ASSETS OF EACH ACQUIRED FUND TO THE CORRESPONDING
ACQUIRING FUND IN EXCHANGE FOR ACQUIRING FUND SHARES, THE ASSUMPTION OF STATED ACQUIRED FUND LIABILITIES BY THE CORRESPONDING ACQUIRING FUND AND THE
 LIQUIDATION OF EACH ACQUIRED FUND

1.1.	Subject to the requisite approval of each Acquired Funds
shareholders (Acquired Fund Shareholders) and the other terms and conditions herein set forth, including without limitation paragraph 15.1, and on the basis of the representations and warranties contained herein, each Acquired Fund agrees to sell, assign, transfer and deliver all of its property and assets, as set forth in paragraph 1.2, to the corresponding Acquiring Fund, and each Acquiring Fund agrees in exchange therefor:

(i)	to deliver to the corresponding Acquired Fund the number of full and fractional Acquiring Fund Shares determined by dividing: (A) the aggregate value of the Acquired Funds Assets, net of the Liabilities (each as defined in paragraph 1.2), computed in the manner set forth in paragraph 2.1, by (B) the net asset value of one share of the Acquiring Fund computed in the manner set forth in paragraph 2.1, in each case as of the time and date set forth in paragraph 2.1; and

(ii)	to assume the Liabilities of the Acquired Fund, as set forth in paragraph 1.2.

Transactions described in paragraph 1.1(i) and (ii) shall take place on the date of the closing provided for in paragraph 3.1 (Closing Date).

1.2.	The property and assets of each Acquired Fund to be acquired by the corresponding Acquiring Fund shall consist of all assets and property, including, without limitation, all rights, cash, securities, commodities and futures interests, forwards, swaps and other financial instruments, claims (whether absolute or contingent, known or unknown), receivables (including dividends, interest, principal, subscriptions and other receivables), goodwill and other intangible property, contractual rights and choses in action, all books and records belonging to the Acquired Fund, any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund on the Closing Date, and all interests, rights, privileges and powers, other than the Acquired Funds rights under this Agreement on the Valuation Date as defined in paragraph 2.1, excluding the estimated costs of extinguishing any Excluded Liability (as defined below) and cash in an amount necessary to pay any dividends pursuant to sub-paragraph 6.3 (collectively, with respect to each Acquired Fund separately, Assets). The Assets of each Acquired Fund shall be delivered to each corresponding Acquiring Fund free and clear of all liens, encumbrances, hypothecations and claims whatsoever and there shall be no restrictions on the full transfer thereof. Each Acquiring Fund shall assume only those liabilities, expenses, costs, charges and reserves reflected on the Statement of Assets and Liabilities of the corresponding Acquired Fund prepared on behalf of the Acquired Fund, as of the Valuation Date, in accordance with generally accepted accounting principles consistently applied from the prior audited period, except for the Acquired Funds Excluded Liabilities (as defined below), if any, pursuant to this Agreement (collectively, with respect to each Acquired Fund separately, Liabilities). Each Acquiring Fund shall assume only those Liabilities of the corresponding Acquired Fund reflected in such Statement of Assets and Liabilities and shall not assume any other liabilities, whether absolute or contingent, known or unknown, accrued or unaccrued, all of which shall remain the obligation of the Acquired Fund. Each Acquired Fund will use its best efforts to discharge all known Liabilities prior to or at the Valuation
 Date (as defined in paragraph 2.1) to the extent permissible and consistent with its own investment objectives and policies. If prior to the Closing
Date, the Goldman Sachs Trust identifies a Liability that the Goldman Sachs
 Trust and the Madison Trust, on behalf of an Acquired Fund, mutually agree should not be assumed by the Goldman Sachs Trust, such Liability shall be excluded from the definition of Liabilities hereunder and shall be listed on a Schedule of Excluded Liabilities to be signed by the Goldman Sachs Trust and the Madison Trust at the Closing (the Excluded Liabilities). Certain Liabilities that would otherwise be listed as Excluded Liabilities may be assumed by the Goldman Sachs Trust on behalf of an Acquiring Fund, on the condition that the Goldman Sachs Trust and the relevant Acquiring Fund be indemnified in writing to their reasonable satisfaction by MAM or its affiliates against any and all losses, claims, damages or liability to which the Goldman Sachs Trust and the Acquiring Fund may become subject as a result of assuming such Liability.

1.3.	Immediately following the action contemplated by paragraph 1.1, each
 Acquired Fund will (a) distribute to its shareholders of record with respect to each class of Acquired Fund Shares as of the Closing Date (Acquired Fund Shareholders), on a pro rata basis within that class, the Acquiring Fund
Shares of the corresponding class received by the Acquired Fund pursuant to paragraph 1.1 and (b) as soon as reasonably practicable thereafter, completely liquidate. Such distribution and liquidation will be accomplished, with respect to each class of Acquired Fund Shares, by the transfer of the corresponding Acquiring Fund Shares then credited to the account of each Acquired Fund on the books of the applicable Acquiring Fund to open accounts on the share records of the applicable Acquiring Fund in the names of the Acquired Fund Shareholders. An Acquiring Fund shall not issue certificates representing any class of Acquiring Fund Shares in connection with such exchange. The aggregate net asset value of each class of Acquiring Fund Shares to be so credited to each corresponding class of Acquired Fund Shareholders shall, with respect to each class, be equal to the aggregate net asset value of the Acquired Fund Shares of that class owned by Acquired Fund Shareholders on the Valuation Date. All issued and outstanding Acquired Fund Shares will simultaneously be redeemed and canceled on the books of the Acquired Fund. The Acquired Funds will be dissolved in accordance with the laws of Delaware as soon as practicable following the Closing Date.

1.4.	Ownership of Acquiring Fund Shares will be shown on the books of each
 Acquiring Funds Transfer Agent, as defined in paragraph 3.3.

1.5.	Any reporting responsibility of an Acquired Fund, including, but not limited to, the responsibility for filing regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (Commission), any state securities commission, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Fund. Each Acquired Fund shall file such regulatory reports, tax returns, or other documents on a timely basis.

1.6.	At least fifteen business days prior to the Valuation Date, MAM, on behalf of each Acquired Fund, will provide GSAM with a schedule of the Assets held by such Acquired Fund. At least ten business days prior to the
 Valuation Date, GSAM, on behalf of each Acquiring Fund will advise MAM of any investments of the corresponding Acquired Fund shown on the Acquired Funds schedule of Assets which such Acquiring Fund would not be permitted to hold (i) under its investment objective, principal investment strategies or investment restrictions; (ii) under applicable law; or (iii) because the transfer of such investments would result in material operational or administrative difficulties to such Acquiring Fund in connection with facilitating the orderly transition of such Acquired Funds Assets. Under such circumstances, to the extent practicable, an Acquired Fund will, if requested by an Acquiring Fund and, to the extent permissible and consistent with its own investment objectives and policies and the fiduciary duties of the investment adviser responsible for the portfolio management of the Acquired Fund, dispose of such investments prior to the Valuation Date. In addition, if it is determined that the portfolios of an Acquired Fund and the corresponding Acquiring Fund, when aggregated, would contain investments exceeding certain percentage limitations to which the Acquiring Fund is or will be subject with respect to such investments, to the extent practicable, the Acquired Fund will, if requested by the
Acquiring Fund and, to the extent permissible and consistent with its own investment objectives and policies and the fiduciary duties of the investment adviser responsible for the portfolio management of the Acquired
 Fund, dispose of and/or reinvest a sufficient amount of such investments as may be necessary to avoid violating such limitations as of the Valuation
 Date. Notwithstanding the foregoing, nothing herein will require an Acquired Fund to dispose of any Assets, if, in the reasonable judgment of the Acquired Funds investment adviser, such disposition would adversely affect the tax-free nature of the Reorganization for federal income tax purposes or would otherwise not be in the best interests of the Acquired Fund.

1.7.	No sales load, contingent deferred sales charge, commission, redemption fee or other transactional fee will be charged by the Acquired Fund as a result of, or in connection with, the Reorganization.

1.8.	Immediately after the Closing Date, the share transfer books relating to the Acquired Fund shall be closed and no transfer of shares shall thereafter be made on such books.

2. 	VALUATION

2.1.	The value of the Assets of each Acquired Fund shall be the value of such Assets as of the close of business of the New York Stock Exchange and after the declaration of any dividends on the business day immediately preceding the Closing Date (such time and date being hereinafter called the Valuation Date), computed using the valuation procedures set forth in the then-current prospectus and statement of additional information with respect to each Acquiring Fund and the valuation procedures established by the Goldman Sachs Trusts Board of Trustees (such procedures, the Goldman
Sachs Trust Valuation Procedures).   Each Acquired Fund shall deliver
a copy of its valuation report to each Acquiring Fund by 7 p.m. (Eastern time on the Valuation Date.

2.2.	The Madison Trust and the Goldman Sachs Trust agree to use all commercially reasonable efforts to resolve prior to the Valuation Date any material pricing differences between the prices of portfolio securities determined in accordance with the pricing policies and procedures of an Acquired Fund and those determined in accordance with the Goldman Sachs Trust Valuation Procedures.

3.	CLOSING AND CLOSING DATE

3.1.	The Closing Date for each Reorganization shall, subject to
paragraph 15.1, be such date as an authorized officer of each of the parties may agree, subject to the satisfaction or waiver of the conditions in this Agreement and which date shall in no event be later than December 31, 2016.
  All acts taking place at the closing of the transactions provided for in this Agreement (the Closing) shall, subject to the satisfaction or waiver of the conditions in this Agreement, be deemed to take place simultaneously as of immediately before the opening of business on the Closing Date unless otherwise agreed to by the parties. The Closing shall be held at the offices of Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York,
New York 10019-6099 or at such other place as an authorized officer of each of the parties may agree. To the extent any Acquired Funds Assets are for any reason not transferred on the Closing Date, subject to paragraph 15.1, such Acquired Fund shall cause such Acquired Funds Assets to be transferred in accordance with this Agreement at the earliest practicable date thereafter. The Madison Trust, on behalf of each Acquired Fund, shall notify the Goldman Sachs Trust of any portfolio security held by such Acquired Fund in other than book-entry form at least five business days prior to the Closing Date.

3.2.	The Madison Trust shall direct State Street Bank and Trust Company, as custodian for the Acquired Fund (Custodian), to deliver to the Goldman Sachs Trust, on behalf of each Acquiring Fund, at the Closing, a certificate of an authorized officer stating that (i) the Assets of each Acquired Fund have been delivered in proper form to the corresponding Acquiring Fund on the Closing Date, and (ii) all necessary taxes in connection with the delivery of the Assets of each Acquired Fund, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made, or such other certification as shall be agreed by the Goldman Sachs Trust and the Madison Trust. Each Acquired Funds portfolio securities represented by a certificate or other written instrument shall be presented by the Custodian to the applicable Acquiring
 Funds custodian. Such presentation shall be made for examination no later than five business days preceding the Closing Date, and such certificates and other written instruments shall be transferred and delivered by each
Acquired Fund as of the Closing Date for the account of the corresponding
 Acquiring Fund duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof. The Custodian shall deliver to the applicable Acquiring Funds custodian the Assets of each Acquired Fund as of the Closing Date by book entry, in accordance with the customary practices of the Custodian and of each securities depository or other permitted counterparties, in accordance with Rule 17f-4, Rule 17f-5, Rule 17f-6 or Rule 17f-7, as the case may be, under the 1940 Act. The cash to be transferred by each Acquired Fund shall be delivered by wire transfer of same day federal funds on the Closing Date.

3.3.	The Madison Trust shall cause its transfer agent (the Transfer Agent)
 to deliver to the Goldman Sachs Trust, on behalf of each Acquiring Fund, at the Closing a certificate of an authorized officer stating that its records contain the name and address of each Acquired Fund Shareholder and the number and percentage ownership of each outstanding class of shares owned by each such shareholder immediately prior to the Closing. The Goldman Sachs Trust shall deliver to the Secretary of the Madison Trust, on behalf of the corresponding Acquired Fund, a confirmation evidencing that (a) the appropriate number of Acquiring Fund Shares have been credited to the Acquired Funds account on the books of the applicable Acquiring Fund pursuant to paragraph 1.1, (b) the appropriate number of Acquiring Fund Shares have been credited to the accounts of the Acquired Fund Shareholders on the books of the applicable Acquiring Fund pursuant to paragraph 1.4 and (c) the information set out in clause (a) and (b) was provided by the Goldman Sachs
 Trusts transfer agent. At the Closing each Acquired Fund shall deliver to the corresponding Acquiring Fund such bills of sale, checks, assignments, share certificates, if any, receipts or other documents as the corresponding
 Acquiring Fund or its counsel may reasonably request.

3.4.	In the event that on the Valuation Date (a) the New York Stock
Exchange or another primary trading market for portfolio securities of an
 Acquiring Fund or the corresponding Acquired Fund (each, an Exchange) shall be closed to trading or trading thereupon shall be restricted, or
(b) trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that, in the judgment of either an appropriate officer of the Goldman Sachs Trust or an appropriate officer of the Madison Trust, accurate appraisal of the value of the net assets of the Acquired Fund or the Acquiring Fund is impracticable, the Valuation Date and the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored or such later dates as may be mutually agreed in writing by an authorized officer of each party.

4. 	REPRESENTATIONS AND WARRANTIES

4.1.	Except as has been fully disclosed to the applicable corresponding
Acquiring Fund prior to the date of this Agreement in a written instrument executed by an officer of the Madison Trust and acknowledged in writing by an officer of the Goldman Sachs Trust, the Madison Trust, on behalf of each Acquired Fund, severally and not jointly, represents and warrants to the Goldman Sachs Trust as follows:

(a)	Each Acquired Fund is duly organized as a series of the Madison Trust, which is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware with the power under the Madison Trusts Declaration of Trust to own all of its Assets and to carry on its business as it is currently conducted. Each Acquired Fund is qualified as a foreign association or business trust in every jurisdiction where required, except to the extent that failure to so qualify would not have a material adverse effect on the Acquired Fund. Each Acquired Fund has all necessary federal, state and local authorizations to own all of its properties and assets and to carry on its business as currently conducted and to carry out the transactions contemplated by this Agreement;

(b)	The Madison Trust is duly registered with the Commission as an investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the 1940 Act, and the registration of each class of Acquired Fund Shares under the Securities Act of 1933, as amended (1933 Act), is in full force and effect with respect to each Acquired Fund, and no action or proceeding to revoke or suspend such registrations is pending, or to the knowledge of the Madison Trust, threatened. All issued and outstanding Acquired Fund Shares have been offered for sale and sold in compliance in all material respects with applicable federal and state securities laws;

(c)	No consent, approval, authorization or order of any court or governmental authority is required for the consummation by any Acquired Fund of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the Securities Exchange Act of 1934
(the 1934 Act), the 1940 Act, state securities or blue sky laws (which term as used herein shall include the laws of the District of Columbia and of Puerto Rico) and the Hart-Scott-Rodino Act, which shall have been obtained on or prior to the Closing Date. No consent of or notice to any other third party or entity is required for the consummation by any Acquired Fund of the transactions contemplated by this Agreement;

(d)	Each Acquired Funds current prospectus and statement of additional information (collectively, as amended or supplemented from time to time, the Acquired Fund Prospectus) and current shareholder reports (true and correct copies of which have been delivered to the Goldman Sachs Trust)
 and each prospectus, statement of additional information and shareholder report of each Acquired Fund used during the three years prior to the date of this Agreement conform or conformed at the time of its use in all material respects to the applicable requirements of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not include any untrue statement of a material fact or omit to state any material fact relating to the Acquired Fund required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
  Each Acquired Fund currently complies in all material respects with, and for the five year period ending on the date of this Agreement, has complied in all material respects with, the requirements of, and the rules and regulations under, the 1933 Act, the 1934 Act and the 1940 Act, state securities laws and all other applicable federal and state laws or regulations.  Each Acquired Fund currently complies in all material respects with, and for the five year period ending on the date of this Agreement, has complied in all material respects with, all of its investment objectives, policies, guidelines and restrictions and
compliance procedures.   All advertising and sales material used by each
 Acquired Fund during the five year period ending on the date of this Agreement complied, at the time such material was used, with applicable law and the rules and regulations of the Financial Industry Regulatory Authority and did not include any untrue statement of a material fact or omit to state any material fact relating to the Acquired Fund required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading;

(e)	On the Valuation Date, each Acquired Fund will have good and marketable title to the Assets of the Acquired Fund and full right, power, and authority to sell, assign, transfer and deliver such Assets hereunder free of any liens, encumbrances, hypothecations and claims whatsoever, and upon delivery and payment for such Assets, the Goldman Sachs Trust, on behalf of each Acquiring Fund, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, excluding such restrictions as might arise under the 1933 Act;

(f)	Each Acquired Fund is not engaged currently, and the execution, delivery and performance of this Agreement by the Acquired Fund will not result, in a violation of the Madison Trusts Declaration of Trust or By-Laws, the laws of its jurisdiction of organization, or a material violation of any agreement, indenture, instrument, contract, lease or other undertaking to which the Madison Trust, on behalf of each Acquired
 Fund, is a party or by which it is bound;

(g)	The execution, delivery and performance of this Agreement will not result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Madison Trust, on behalf of each Acquired Fund, is a party or by which it is bound, nor will the execution, delivery and performance of this Agreement by any Acquired Fund result in the acceleration of any obligation, or the imposition of any penalty, under any material agreement, indenture, instrument, contract, lease or other undertaking to which an Acquired Fund is a party, or by which the Acquired Fund is bound;

(h)	No litigation or administrative proceeding or investigation of or before any court, governmental body or regulatory agency is presently pending or, to the Madison Trusts knowledge, threatened against the Madison Trust, with respect to any Acquired Fund or any of the Acquired Funds properties or assets that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business or its ability to consummate the transactions contemplated by this Agreement. The Madison Trust, on behalf of each Acquired Fund, knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court, governmental body or regulatory agency which materially and adversely affects any Acquired Funds business or its ability to consummate the transactions herein contemplated. Neither the Madison Trust nor any of the
 Acquired Funds is in violation of, or has violated, nor, to the knowledge of the Madison Trust, is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law or regulation. None of the Acquired Funds (A) has outstanding any option to purchase or other right to acquire shares of the Acquired Fund issued or granted by or on behalf of the Acquired Fund to any person;
(B) has since December 31, 2015, entered into any contract or agreement or amendment of any contract or agreement or terminated any contract or agreement, except as otherwise contemplated by this Agreement; (C) has incurred any indebtedness, other than in the ordinary course of business consistent with past practice; (D) has entered into any amendment of its organizational documents; (E) has outstanding any grant or imposition of any lien, claim, charge or encumbrance (other than encumbrances arising in the ordinary course of business) upon any asset of the Acquired Fund other than a lien for taxes not yet due and payable; or (F) has entered into any agreement or made any commitment to do any of the foregoing;

(i)	The Statement of Assets and Liabilities, Statements of Operations and
 Changes in Net Assets, and Schedule of Investments of each Acquired Fund as of October 31, 2015 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, and are in accordance with accounting principles generally accepted in the United States of America
 (GAAP) consistently applied, and such statements (copies of which have been furnished to the applicable Acquiring Fund) present fairly, in all material respects, the financial condition of the Acquired Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Acquired Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein. No significant deficiency, material weakness, fraud, significant change or other factor that could significantly affect the internal controls of an Acquired Fund has been disclosed or is required to be disclosed in an Acquired Funds reports on Form N-CSR and, to the knowledge of the
Madison Trust, no such disclosure will be required following the Closing Date;

(j)	The Statement of Assets and Liabilities, Statements of Operations
and Changes in Net Assets, and Schedule of Investments of each Acquired Fund at April 30, 2016 (unaudited) are, or will be when sent to Acquired Fund Shareholders in the regular course, in accordance with GAAP consistently applied, and such statements (copies of which have been, or will be, furnished to the Goldman Sachs Trust) present or will present fairly, in all material respects, the financial condition of the Acquired Fund as of such date in accordance with GAAP, including all known contingent liabilities of the Acquired Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date;

(k)	Since April 30, 2016, there has not been any material adverse change in any Acquired Funds financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business consistent with past practice, or any incurrence by the Acquired Fund of indebtedness maturing more than 60 days from the date such indebtedness was incurred. For the purposes of this subparagraph (k), a decline in net asset value per share of Acquired Fund Shares due to declines in market values of securities held by the Acquired Fund, the discharge of Acquired Fund liabilities, or the redemption of Acquired Fund Shares by shareholders of the Acquired Fund shall not constitute a material adverse change;

(l)	For each taxable year of its operation ending prior to or on the
 Closing Date, each Acquired Fund will have declared a dividend or dividends prior to or as of the Valuation Date that, together with all previous dividends, shall have the effect of distributing to its shareholders all of its investment company taxable income (determined without regard to the deduction for dividends paid) and all of its net capital gains, if any;

(m)	Each Acquired Fund is a separate series of the Madison Trust. For each period for which the Madison Trust had more than one series, the Acquired Fund was a separate series of the Madison Trust treated as a separate corporation from each other series of the Madison Trust under
 Section 851(g) of the Code;

(n)	For each taxable year of its existence, each Acquired Fund has had in effect an election to be a regulated investment company under Subchapter M of the Code, has satisfied, and, for the taxable year that includes the Closing Date, for that portion of such taxable year ending with the Closing Date, expects to satisfy, all of the requirements of
Subchapter M of the Code for treatment as a regulated investment company, and for each such taxable year (or portion thereof), each Acquired Fund has been eligible to compute its federal income tax under Section 852 of the Code. Each Acquired Fund will qualify as such as of the Closing Date and will satisfy the diversification requirements of Section 851(b)(3) of the Code without regard to the last sentence of Section 851(d)(1) of the Code.
 Each Acquired Fund has not taken any action, caused any action to be taken, failed to take any action, or caused any failure to take any action which action or failure could cause the Acquired Fund to fail to qualify as a regulated investment company under the Code. Each Acquired Fund does not and will not have any tax liability under Section 4982 of the Code for any period ending on or before the Closing Date. Each Acquired Fund has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply to the Acquired Fund. All dividends paid by each Acquired Fund at any time prior to the Closing Date have qualified or will qualify for the deduction for dividends paid as defined in Section 561 of the Code;

(o)	Within the times and in the manner prescribed by law, each
Acquired Fund has properly filed on a timely basis all federal and other tax returns (including dividend reporting forms and other tax-related reports) that it was required to file, and all such tax returns were complete and accurate in all material respects. No Acquired Fund has been informed in writing by any jurisdiction that the jurisdiction believes that the Acquired Fund was required to file any tax return that was not filed and the Acquired Fund does not know of any basis upon which a jurisdiction could assert such a position;

(p)	Each Acquired Fund has timely paid, in the manner prescribed by law, all taxes that were due and payable or that were claimed to be due;

(q)	No Acquired Fund has waived or extended any applicable statute of limitations relating to the assessment or collection of taxes;

(r)	No Acquired Fund has been notified in writing that any examinations of the tax returns of the Acquired Fund are currently in progress or threatened, and, to the knowledge of each Acquired Fund, no such examinations are currently in progress or threatened, and no deficiencies have been asserted or assessed against an Acquired Fund as a result of any audit by the Internal Revenue Service or any state, local or foreign taxing authority, and, to the knowledge of each Acquired Fund, no such deficiency has been proposed or threatened, and there are no levies, liens or other encumbrances related to taxes existing or known to each Acquired Fund to be threatened or pending with respect to the Assets of the Acquired Fund;

(s)	No Acquired Fund has actual or potential liability for any tax obligation of any taxpayer other than itself. No Acquired Fund is currently or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary tax returns.
No Acquired Fund is a party to any tax allocation, sharing, or indemnification agreement;

(t)	The unpaid taxes of each Acquired Fund for tax periods through the
 Closing Date do not exceed the accruals and reserves for taxes (excluding accruals and reserves for deferred taxes established to reflect timing differences between book and tax income) set forth on the Statement of Assets and Liabilities rather than in any notes thereto. All taxes that each Acquired Fund is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the proper governmental agency;

(u)	Each Acquired Fund has delivered to the respective Acquiring Fund or made available to such Acquiring Fund complete and accurate copies of all tax returns of the Acquired Fund, together with all related examination reports and statements of deficiency for all periods not closed under the applicable statutes of limitations and complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Acquired Fund. Each Acquired Fund has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code;

(v)	No Acquired Fund has undergone, has agreed to undergo, or is required to undergo (nor will it be required as a result of the transactions contemplated in this Agreement to undergo) a change in its method of accounting resulting in an adjustment to its taxable income pursuant to
 Section 481 of the Code. No Acquired Fund (including the respective
Acquiring Fund as its successor) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date;

(w)	There are (and as of immediately following the Closing there will be)
 no liens on the assets of any Acquired Fund relating to or attributable to taxes, except for taxes not yet due and payable;

(x)	The tax bases of the assets of each Acquired Fund are accurately reflected on the Acquired Funds tax books and records;

 (y)	All issued and outstanding Acquired Fund Shares are, and on the
Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by the applicable Acquired Fund and have been offered and sold in every state, territory and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and applicable state securities laws and are not, and on the Closing Date will not be, subject to preemptive or objecting shareholder rights. All of the issued and outstanding
Acquired Fund Shares will, on the Valuation Date and at the time of Closing, be held of record by the persons and in the amounts set forth in the records of the Transfer Agent, on behalf of the applicable
Acquired Fund, as provided in paragraph 3.3. Each Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Acquired Fund Shares, nor is there outstanding any security convertible into any of the Acquired Fund Shares;

(z)	The Madison Trust, on behalf of each Acquired Fund, has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement, and the transactions contemplated herein, have been duly authorized by all necessary action, if any, on the part of the Trustees of the Madison Trust, on behalf of each Acquired Fund, and no other action or proceedings by the Acquiring Funds are necessary to authorize such execution, delivery and performance of this Agreement, and the transactions contemplated herein, other than the approval of the Acquired Fund Shareholders. This Agreement constitutes a valid and binding obligation of each Acquired Fund, enforceable against each Acquired Fund in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors rights and to general equity principles;

(aa)	The information relating to each Acquired Fund furnished by the
Acquired Fund for use in no-action letters, applications for orders, registration statements, proxy materials and other documents filed or to be filed with any federal, state or local regulatory or self-regulatory authority that are necessary in connection with the transactions contemplated hereby is and will be accurate and complete in all material respects and will comply in all material respects with federal securities laws and regulations thereunder and other applicable laws and regulations applicable thereto;

(bb)	As of the date of this Agreement, each Acquired Fund has provided the Goldman Sachs Trust with information relating to the Acquired Fund reasonably necessary for the preparation of a prospectus, including the proxy statement of each Acquired Fund (the Prospectus/Proxy Statement), to be included in a Registration Statement on Form N-14 of the Goldman Sachs
Trust (as the same may be amended or supplemented, the Registration Statement) , in compliance with the 1933 Act, the 1934 Act and the 1940 Act in connection with the meeting of shareholders of the Acquired Fund to approve this Agreement and the transactions contemplated hereby. As of the effective date of the Registration Statement, the date of the meeting of shareholders of each Acquired Fund and the Closing Date, such information provided by any Acquired Fund will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading;

(cc)	There are no material contracts outstanding to which an Acquired Fund is a party, other than as disclosed in the Acquired Fund Prospectus or in the Registration Statement. No Acquired Fund has any material contracts, agreements or other similar commitments that will not be terminated without liability to it before the Closing Date, other than liabilities, if any, to be discharged prior to the Closing Date or that are Liabilities;

(dd)	There have been no miscalculations of the net asset value of an
Acquired Fund or the net asset value per share of any class of shares of an Acquired Fund during the twelve-month period preceding the date hereof that have not been remedied in accordance with industry practice which, individually or in the aggregate, would have a material adverse effect on such Acquired Fund or its Assets, and all such calculations have been made in accordance with the applicable provisions of the 1940 Act;

(ee)	The minute books and other similar records of the Madison Trust have been made available to the Goldman Sachs Trust prior to the execution of this Agreement and contain a true and complete record in all material respects of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders and of its Board of Trustees and any committees of the Board of Trustees. The stock transfer ledgers and other similar records of an Acquired Fund have been made available to the Goldman Sachs
 Trust prior to the execution of this Agreement and accurately reflect all record transfers prior to the execution of this Agreement in the shares of the Acquired Fund. All other books and records of an Acquired Fund have been made available to the Goldman Sachs Trust, and are true and correct in all material respects and contain no material omissions with respect to the business and operations of the Acquired Fund;

(ff)	The Madison Trust and each Acquired Fund have maintained, or caused to be maintained on its behalf, all books and records required of a registered investment company in compliance with the requirements of
Section 31 of the 1940 Act and rules thereunder and such books and records are true and correct in all material respects;

(gg)	The Madison Trust has adopted and implemented written policies and procedures in accordance with Rule 38a-1 under the 1940 Act relating to the Acquired Funds;

(hh)	The Madison Trust and each Acquired Fund have adopted and
implemented written policies and procedures related to insider trading and a code of ethics that complies with all applicable provisions of
Section 17(j) of the 1940 Act and Rule 17j-1 thereunder;

(ii)	The Madison Trust and each Acquired Fund have maintained each material license, permit, franchise, authorization, certification and approval required by any governmental entity in the conduct of its business
(the Licenses and Permits). Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of the Madison Trust, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid;

(jj)	No Acquired Fund has any unamortized or unpaid organizational fees or expenses;

(kk)	The Madison Trust represents that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than as contemplated by this Agreement;

(ll)	Each Acquired Funds investment operations from inception to
the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in each A cquired Funds prospectus;

(mm)	The officers of the Madison Trust, on behalf of each Acquired Fund, will call a special meeting of shareholders of each Acquired Fund to consider and act upon this Agreement and the transactions contemplated hereby and to take all other appropriate action necessary to obtain approval of the transactions contemplated herein. Such meeting shall be scheduled at such date that the parties may agree to in writing and will comply with all applicable laws and regulations; and

(nn)	Neither any Acquired Fund nor any affiliated person (as defined in the 1940 Act) thereof is ineligible to serve as an employee, officer, director, member of an advisory board, investment adviser, depositor or principal underwriter of any investment company registered under the 1940 Act by reason of any conviction of a felony or misdemeanor, described in Section 9(a)(1) of the 1940 Act, or by reason of any order, judgment or decree of any court of competent jurisdiction, described in
 Section 9(a)(2) of the 1940 Act, and is not subject to any order issued by the Commission under Section 9(b) of the 1940 Act. No affiliated person of any Acquired Fund has been the subject, or presently is the subject, of any proceeding or investigation with respect to any disqualification that would be a basis for denial, suspension or revocation of registration as an investment adviser under Section 203(e)
 of the Investment Advisers Act of 1940, as amended, or any rule thereunder, or for disqualification as an investment adviser, employee, officer, director of an investment company under Section 9 of the 1940 Act.

4.2.	Except as has been fully disclosed to the applicable corresponding
 Acquired Fund prior to the date of this Agreement in a written instrument executed by an officer of the Goldman Sachs Trust and acknowledged in writing by an officer of the Madison Trust, the Goldman Sachs Trust, on behalf of each Acquiring Fund, severally and not jointly, represents and warrants to the Madison Trust as follows:

(a)	Each Acquiring Fund is duly organized as a series of the Goldman
Sachs Trust, which is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each Acquiring Fund is qualified as a foreign association or business trust in every jurisdiction where required, except to the extent that failure to so qualify would not have a material adverse effect on the Acquiring Fund.
  Each Acquiring Fund has all necessary federal, state and local authorizations to carry out this Agreement;

(b)	The Goldman Sachs Trust is duly registered with the Commission as an investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the 1940 Act and the registration of each class of Acquiring Fund Shares under the 1933 Act is in full effect with respect to each Acquiring Fund and will be in full force and effect with respect to each Acquiring Fund as of the Closing Date, and no action or proceeding to revoke or suspend such registrations is pending, or to the knowledge of the Goldman Sachs Trust, threatened;

(c)	No consent, approval, authorization or order of any court or governmental authority is required for the consummation by any Acquiring Fund of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act, state securities or blue sky laws (which term as used herein shall include the laws of the District of Columbia and of Puerto Rico) and the Hart-Scott-Rodino Act, which shall have been obtained on or prior to the
 Closing Date. No consent of or notice to any other third party or entity is required for the consummation by any Acquiring Fund of the transactions contemplated by this Agreement;

(d)	Each Acquiring Funds current prospectus and statement of additional information (collectively, as amended or supplemented from time to time and in effect, the Acquiring Fund Prospectus) conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not include any untrue statement of a material fact or omit to state any material fact relating to the Acquiring Fund required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(e)	On the Valuation Date and the Closing Date, each Acquiring Fund will have good and marketable title to its assets, if any, free and clear of any liens, encumbrances, hypothecations and claims whatsoever, except those liens or encumbrances as to which the Acquiring Fund has received notice and documentation prior to the Closing Date;

(f)	Each Acquiring Fund is not engaged currently, and the execution, delivery and performance of this Agreement by the Acquiring Fund will not result, in a violation of the Goldman Sachs Trusts Agreement and Declaration
 of Trust or By-Laws, the laws of its jurisdiction of organization or a material violation of any agreement, indenture, instrument, contract, lease or other undertaking to which the Goldman Sachs Trust, on behalf of each Acquiring Fund, is a party or by which it is bound;

(g)	The execution, delivery and performance of this Agreement will not result in the acceleration of any obligation, give rise to the right of termination or result in the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Goldman Sachs Trust, on behalf of each Acquiring Fund, is a party or by which it is bound, nor will the execution, delivery and performance of this Agreement by any Acquiring Fund result in the acceleration of any obligation, give rise to the right of termination or result in the imposition of any penalty, under any material agreement, indenture, instrument, contract, lease or other undertaking to which an Acquiring Fund is a party, or by which the Acquiring Fund is bound;

(h)	No litigation or administrative proceeding or investigation of or before any court, governmental body or regulatory agency is presently pending or, to the Goldman Sachs Trusts knowledge, threatened against the Goldman Sachs Trust, with respect to any Acquiring Fund or any of the Acquiring Funds properties or assets, that, if adversely determined, would materially and adversely affect any Acquiring Funds financial condition or the conduct of its business or its ability to consummate the transactions contemplated by this Agreement. The Goldman Sachs Trust, on behalf of each Acquiring Fund, knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court, governmental body or regulatory agency which materially and adversely affects any Acquiring Funds ability to consummate the transactions herein contemplated;

(i)	Each Acquiring Fund has not yet commenced operations.  Each Acquiring
 Fund has not yet filed its first federal income tax return and, thus, has not yet elected to be treated as a regulated investment company for federal income tax purposes.  However, upon filing its first federal income tax return at the completion of its first taxable year, each Acquiring Fund will elect to be a regulated investment company and until such time will take all steps necessary to ensure that it qualifies for taxation as a regulated investment company under Sections 851 and 852 of the Code.

(j)	Each Acquiring Funds shares will be, upon consummation of the
Reorganization, duly and validly issued and outstanding, fully paid and non-assessable by the Goldman Sachs Trust and will have been offered and sold in every state, territory and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and applicable state securities laws. Each Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Acquiring Fund Shares, nor is there any outstanding security convertible into any of the Acquiring Fund Shares;

(k)	The Goldman Sachs Trust, on behalf of each Acquiring Fund, has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement, and the transactions contemplated herein, have been duly authorized by all necessary action, if any, on the part of the Trustees of the Goldman Sachs Trust, on behalf of each Acquiring Fund, and no other action or proceedings by the Acquiring Funds are necessary to authorize this Agreement and the transactions contemplated herein. This Agreement constitutes a valid and binding obligation of each Acquiring
Fund, enforceable against each Acquiring Fund in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors rights and to general equity principles;

(l)	As of the effective date of the Registration Statement, the date of the meeting of shareholders of each Acquired Fund and the Closing Date, the Prospectus/Proxy Statement, including the documents contained or incorporated therein by reference (insofar as it relates to the Goldman Sachs Trust and any Acquiring Fund) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading;

(m)	There are no material contracts outstanding to which an Acquiring
 Fund is a party, other than as disclosed in the Acquiring Fund Prospectus or in the Registration Statement;

(n)	The Goldman Sachs Trust has adopted and implemented written policies and procedures in accordance with Rule 38a-1 under the 1940 Act relating to the Acquiring Funds;

(o) 	The Goldman Sachs Trust and each Acquiring Fund have adopted and implemented written policies and procedures related to insider trading and a code of ethics that complies with all applicable provisions of Section
17(j) of the 1940 Act and Rule 17j-1 thereunder;

(p)	The copy of the Goldman Sachs Trust Valuation Procedures that the
 Goldman Sachs Trust has provided to the Madison Trust is an accurate and complete statement of such Procedures as of the date that such copy was so provided; and

(p)	Each Acquiring Fund was formed for the purpose of effecting the transactions contemplated by this Agreement, and has not commenced investment operations and will not do so until after the Closing Date, and has no assets or liabilities (other than its rights and obligations under this Agreement). Accordingly, each Acquiring Fund does not have any tax attributes immediately before the transaction other than tax attributes, if any, related to a de minimis amount of assets held, if any, to facilitate the organization of an Acquiring Fund. Each Acquiring Fund does not have any shareholders, and immediately following the Closing Date, the former shareholders of the corresponding Acquired Fund will own all of the Acquiring Funds outstanding shares. Each Acquiring Fund may issue nominal Acquiring Fund Shares to GSAM (or an affiliate thereof) for purposes of certain organizational matters only.

5.	COVENANTS OF THE PARTIES.

5.1.	Each Acquired Fund will operate its business in the ordinary course consistent with past practice between the date hereof and the Closing Date, it being understood that, with respect to each Acquired Fund, such ordinary course of business will include purchases and sales of portfolio securities and other instruments, sales and redemptions of Acquired Fund Shares and regular and customary periodic dividends and distributions. Each Acquiring Fund shall take such actions as are customary to the organization of a new series prior to its commencement of operations. In order to facilitate the transfer of Assets at the Closing Date, GSAM may request in writing that MAM use commercially reasonable efforts, subject to MAMs fiduciary duty, to limit or cease portfolio trading on behalf of an Acquired Fund for a period of up to three days prior to the Valuation Date. MAM agrees that it will accommodate such requests to the extent such trading restrictions are consistent with the investment objectives, policies and strategies of the applicable Acquired Fund and consistent with fulfilling its fiduciary obligations as an investment adviser. No party shall take any action that would, or would reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.

5.2.	Each Acquired Fund will call a meeting of the Acquired Fund
Shareholders to be held prior to the Closing Date to consider and act upon this Agreement and to take all other action necessary to obtain the required shareholder approval of the transactions contemplated hereby.
In the event that any Acquired Fund receives insufficient votes from shareholders, the meeting may be adjourned as permitted under the Madison
 Trusts Declaration of Trust, Bylaws, applicable law and the Acquired Funds Prospectus/Proxy Statement in order to permit further solicitation of proxies.

5.3.	In connection with the Acquired Fund Shareholders meetings referred to in paragraph 5.2, the Goldman Sachs Trust, with the assistance of each Acquired Fund, will prepare the Registration Statement and Prospectus/Proxy
 Statement for such meeting, in which the Goldman Sachs Trust will file for registration under the 1933 Act the Acquiring Fund Shares to be distributed to Acquired Fund Shareholders pursuant hereto, all in compliance with the applicable requirements of the 1933 Act, the 1934 Act and the 1940 Act.  If
 at any time prior to the Closing Date a party becomes aware of any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements made not misleading in light of the circumstances under which they were made in respect of such Registration Statement and Prospectus/Proxy Statement, the party discovering the item shall notify the other party and the parties shall cooperate in promptly preparing and filing with the Commission and, if appropriate, distributing to shareholders appropriate disclosure with respect to the item.
  Each Acquired Fund agrees to mail to its respective shareholders of record entitled to vote at the special meeting of shareholders at which action is to be considered regarding this Agreement, in sufficient time to comply with requirements as to notice thereof, the Prospectus/Proxy Statement contained in the Registration Statement or other documents as are necessary, which each comply in all material respects with the applicable provisions of section 14(a) of the 1934 Act and section 20(a) of the 1940 Act, and the rules and regulations, respectively, thereunder.

5.4.	The Madison Trust, each of the Acquired Funds, the Goldman Sachs Trust and each of the Acquiring Funds will cooperate with the others, and each will furnish to the others the information relating to itself required by the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations under such acts to be set forth in the Registration Statement, including the Prospectus/Proxy Statement. Without limiting the foregoing, each Acquired
Fund and MAM will assist the Acquiring Funds in obtaining such information as the Acquiring Funds reasonably request concerning the beneficial ownership of Acquired Fund Shares and will assist the Acquiring Funds and
 GSAM in obtaining copies of any books and records of the Acquired Funds from their service providers reasonably requested by the Goldman Sachs Trust or GSAM. In addition, the Goldman Sachs Trust and the Madison Trust will provide each other and their respective representatives with such cooperation, assistance and information as either of them reasonably may request of the other in filing any tax returns, amended return or claim for refund, determining a liability for taxes or a right to a refund of taxes or participating in or conducting any audit or other proceeding in respect of taxes, or in determining the financial reporting of any tax position. Upon reasonable notice, the Acquired Funds shall make available to the Acquiring Funds officers and agents, acting on behalf of the Acquiring Funds, all books and records of the Acquired Funds.

5.5.	Each Acquired Fund will prepare and deliver to the Acquiring Fund at least five business days prior to the Closing Date a statement of the assets and the liabilities of the Acquired Fund as of such date for review and agreement by the parties to determine that the Assets and the Liabilities of the Acquired Fund are being correctly determined in accordance with the terms of this Agreement. The Acquired Fund will deliver at the Closing
(1) a statement of Assets and Liabilities of the Acquired Fund as of the Valuation Date and (2) a list of the Acquired Funds Assets as of the Closing Date showing the tax costs of each of its assets by lot and the holding periods of such Assets, certified by the Treasurer or Assistant Treasurer of the Acquired Fund.

5.6.	The Madison Trust, on behalf of each Acquired Fund, agrees that the liquidation of each Acquired Fund will be effected in the manner provided in the Madison Trusts Declaration of Trust and Bylaws in accordance with applicable law, and that on and after the Closing Date, each Acquired Fund shall not conduct any business except in connection with its liquidation.

5.7.	It is the intention of the parties that the transaction contemplated by this Agreement will qualify as a reorganization with the meaning of
Section 368(a) of the Code. None of the parties to this Agreement shall take any action or cause any action to be taken (including, without limitation the filing of any tax return) that is inconsistent with such treatment or results in the failure of the transaction to qualify as a reorganization with the meaning of Section 368(a) of the Code. As promptly as practicable, each Acquired Fund shall furnish to the corresponding Acquiring Fund, in such form as is reasonably satisfactory to the Acquiring
 Fund, a statement of the earnings and profits of the Acquired Fund for U.S. federal income tax purposes, as well as any capital loss carryovers and items that the Acquiring Fund will succeed to and take into account as a result of section 381 of the Code.

5.8.	Prior to the valuation of the Assets as of the Valuation Date, each Acquired Fund shall have declared a dividend, dividends or other distribution or distributions, with a record and ex-dividend date prior to the Valuation Date, which, together with all previous dividends and distributions, shall have the effect of distributing to the shareholders of each Acquired Fund sufficient amounts of the Acquired Funds investment company taxable income for all taxable periods ending on or before the Closing Date (computed without regard to any deduction for dividends paid), if any, plus sufficient amounts of the excess of its interest income, if any, excludable from gross income under Section
103(a) of the Code over its deductions disallowed under Sections 265 and 171(a)(2) of the Code for all taxable periods ending on or before the Closing Date and sufficient amounts of its net capital gains realized in all taxable periods ending on or before the Closing Date
 (after reduction for any capital loss carry forward) to satisfy the distribution requirements imposed by Section 852(a) of the Code for each of its taxable years.

5.9.	Each Acquiring Fund and each Acquired Fund will use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to consummate and make effective in the most expeditious manner practicable the transactions contemplated by this Agreement. The Madison Trust and the Goldman Sachs Trust shall each use commercially reasonable efforts to make its officers available upon reasonable notice at reasonable times to provide explanation of any documents or information provided under this Agreement to the extent such officer is familiar with such documents or information.

5.10.	The Madison Trust and the Goldman Sachs Trust will execute and deliver or cause to be executed and delivered all such assignments and other instruments and will take or cause to be taken such further action as may be necessary, proper or advisable in order to vest in and confirm (a) each
Acquired Funds title to and possession of the Acquiring Fund Shares to be delivered hereunder and (b) each Acquiring Funds title to and possession of all the Assets.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH ACQUIRING FUND

The obligations of the Goldman Sachs Trust and each Acquiring Fund to complete the transactions provided for herein shall be subject, at their election, to the performance by the Madison Trust and the applicable Acquired Fund of all the obligations to be performed by them hereunder on or before the Closing Date and, in addition thereto, to the following further conditions:

6.1.	The Madison Trust and each Acquired Fund shall have delivered to the applicable Acquiring Fund a certificate executed on their behalf by the Madison Trusts President or any Vice President and its Chief Financial Officer, Treasurer or Assistant Treasurer, in form and substance reasonably satisfactory to the Goldman Sachs Trust and dated as of the Closing Date, to the effect that the representations and warranties of the Madison Trust and each Acquired Fund made in this Agreement are true and correct at and as of the date hereof and at and as of the Closing Date (except for such representations and warranties required to be true and correct as of another date, which representation and warranty shall be true and correct as of such other date), except as they may be affected by the transactions contemplated by this Agreement, and that the Madison Trust and each Acquired Fund have complied with all the covenants and agreements and satisfied all of the conditions on their parts to be performed or satisfied under this Agreement at or prior to the Closing Date.

6.2.	The Madison Trust, on behalf of each Acquired Fund, shall have furnished to the Goldman Sachs Trust a statement of the Acquired Funds assets and liabilities, with values determined as provided in Section 2 of this Agreement, together with a list of investments with their respective tax costs, all as of the Valuation Date, certified by the
 Madison Trusts Chief Financial Officer, Treasurer or Assistant Treasurer. This information will present fairly the financial condition and Assets of each Acquired Fund as of the Valuation Date in conformity with GAAP applied on a consistent basis, and there will be no material contingent liabilities of any Acquired Fund not disclosed in such information.

6.3	Prior to the Closing Date each Acquired Fund shall have declared a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its stockholders all of its investment company taxable income (computed without regard to any deduction for dividends paid) for its taxable year ended October 31, 2015, and for any prior years, and all of the Acquired Funds net capital gain recognized in its taxable year ended October 31, 2015, and for any prior years (after reduction for any capital loss carryovers).

6.4.	Prior to the Closing Date each Acquired Fund shall have distributed an amount to its stockholders of at least the sum of ninety-eight percent of its ordinary income for the calendar year ended on December 31, 2015 and for any prior years, and ninety-eight and two-tenths percent of the Acquired
 Funds capital gain net income for the one-year period ending on October 31 of the calendar year ended on December 31, 2015 plus any shortfalls from prior years.

6.5.	Each Acquiring Fund shall have received a favorable opinion of
Godfrey & Kahn, S.C., counsel to the Madison Trust for the transactions contemplated hereby, dated the Closing Date, with such assumptions and limitations as shall be in the opinion of Godfrey & Kahn, S.C. appropriate to render the opinions expressed therein, and in a form satisfactory to the applicable Acquiring Fund, to the following effect:

(a)	The Madison Trust is a statutory trust duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to own all of its properties and assets and to carry on its business as an open-end investment company as described in the Registration Statement, and each Acquired Fund is a series thereof duly constituted in accordance with the Declaration of Trust and Bylaws of the Madison Trust.

(b)	This Agreement has been duly authorized, executed and delivered by the Madison Trust, on behalf of each Acquired Fund, and assuming the due authorization, execution and delivery of this Agreement by the Goldman
 Sachs Trust, on behalf of each Acquiring Fund, is a valid and binding obligation of the Madison Trust and each Acquired Fund enforceable against the Madison Trust and each Acquired Fund in accordance with its terms.

(c)	Each Acquired Fund has the power to sell, assign, transfer and deliver the Assets and the Liabilities to be transferred by it hereunder.

(d)	The execution and delivery of this Agreement by the Madison Trust on behalf of each Acquired Fund did not, and the performance by the Madison Trust and each Acquired Fund of their obligations hereunder will not,
(i) violate the Madison Trusts Declaration of Trust or Bylaws,
 (ii) violate any provisions of applicable U.S. federal securities laws (excluding, however, antifraud and other provisions with respect to disclosures of material information) or (iii) violate any provision of any agreement disclosed in or filed with the Acquired Fund Prospectus or Acquired Funds Registration Statement on Form N-1A to which the
Madison Trust or any Acquired Fund is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any judgment or decree to which the Madison Trust or any Acquired Fund is a party or by which it or its property is bound.

(e)	To the knowledge of such counsel, no consent, approval,
authorization or order of any Delaware or federal court or governmental authority is required for the consummation by the Madison Trust or any Acquired Fund of the transactions contemplated by this Agreement, except such as have been obtained.

(f)	The Madison Trust is registered with the Commission as an open-end management investment company under the 1940 Act.
In addition, such counsel will confirm whether, as of the Closing Date, it is representing the Madison Trust or any Acquired Fund in any pending litigation in which the Madison Trust or any Acquired Fund is a named defendant that challenges the validity or the enforceability of the Agreement.

6.6.	The Madison Trust shall have duly executed and delivered to the
 Goldman Sachs Trust, on behalf of each Acquired Fund, such bills of sale, assignments, certificates and other instruments of transfer, including transfer instructions to each Acquired Funds custodian and instructions to the Goldman Sachs Trusts transfer agent as the Goldman Sachs Trust may reasonably deem necessary or desirable to evidence the transfer to the Acquiring Fund by such Acquired Fund all of the right, title and interest of such Acquired Fund in and to the respective Assets of each Acquired Fund. In each case the Assets of each Acquired Fund shall be accompanied by all necessary state stock transfer stamps or cash for the appropriate purchase price therefor.

6.7.	The Goldman Sachs Trust shall have received at the Closing:
(i) a certificate of an authorized signatory of State Street Bank and Trust Company, as custodian for the Madison Trust, stating that the Assets of each Acquired Fund have been delivered to the Goldman Sachs Trust;
 (ii) a certificate of an authorized signatory from the applicable custodian for the Acquiring Funds, stating that the Assets of each Acquired Fund have been received; (iii) a certificate of an authorized signatory of the Madison Trust confirming that each Acquired Fund has delivered its records containing the names and addresses of the record holders of each Acquired Funds shares and the number and percentage
(to four decimal places) of ownership of each Acquired Fund owned by each such holder as of the Valuation Date; (iv) a statement of the respective tax basis of all investments to be transferred by each Acquired Fund to the corresponding Acquiring Fund; and (v) the tax books and records of each Acquired Fund for purposes of preparing any tax returns required by law to be filed after the Closing Date.

6.8.	The Goldman Sachs Trust, on behalf of each Acquiring Fund, shall have received from Deloitte & Touche LLP a letter addressed to the Goldman Sachs Trust, on behalf of the applicable Acquiring Fund, dated as of the effective date of the Registration Statement in form and substance satisfactory to the Goldman Sachs Trust, on behalf of the applicable Acquiring Fund, to the effect that:

	(a)	they are independent public accountants with respect to the
applicable Acquired Fund within the meaning of the 1933 Act and the applicable regulations thereunder; and

	(b)	in their opinion, the financial statements and financial
 highlights of the applicable Acquired Fund included or incorporated by reference in the Registration Statement and reported on by them comply as to form in all material aspects with the applicable accounting requirements of the 1933 Act and the rules and regulations thereunder.

6.9.	The Goldman Sachs Trust, on behalf of each Acquiring Fund, and the
 Madison Trust, on behalf of each Acquired Fund, shall have received from Deloitte & Touche LLP a letter addressed to both parties and dated as of the effective date of the Registration Statement in form and substance satisfactory to each party, to the effect that: on the basis of limited procedures agreed upon by the Goldman Sachs Trust, on behalf of each Acquiring Fund, and the Madison Trust, on behalf of each Acquired Fund, and described in such letter (but not an examination in accordance with generally accepted auditing standards), specified information relating to each Fund appearing in the Registration Statement has been obtained from the accounting records of each Fund or from schedules prepared by officers of each Fund having responsibility for financial and reporting matters and such information is in agreement with such records, schedules or computations made therefrom.

6.10.	The Goldman Sachs Trust, on behalf of each Acquiring Fund, shall have received from PricewaterhouseCoopers LLP a letter addressed to the Goldman Sachs Trust, on behalf of each Acquiring Fund, and dated as of the Closing Date stating that, as of a date no more than three business days prior to the
 Closing Date, PricewaterhouseCoopers LLP performed limited procedures and that on the basis of those procedures it confirmed the matters set forth in paragraph 6.9.

6.11.	The Madison Trusts agreements, on behalf of each Acquired Fund, with each of its service providers shall have terminated on or prior to the
 Closing Date with respect to each Acquired Fund in compliance with their termination provisions without being subject to a contractual penalty, and the Goldman Sachs Trust shall have received assurances from the Madison Trust that no claims for damages (liquidated or otherwise) will arise as a result of such termination.

6.12.	As of the Closing Date, there shall have been no material change in the investment objectives, policies and restrictions or any increase in the investment management fee rate or other fee rates that any Acquired Fund is currently contractually obligated to pay for services provided to the Acquired Fund from those described in the Registration Statement.

6.13.	In aggregate, the Acquired Funds shall not have experienced net outflows of more than fifty percent (50%) of the Acquired Funds aggregate net assets in the period beginning on May 24, 2016 and ending on the Closing Date.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH ACQUIRED FUND

The obligations of the Madison Trust and each Acquired Fund to complete the transactions provided for herein shall be subject, at their election, to the performance by the Goldman Sachs Trust and the applicable Acquiring Fund of all the obligations to be performed by them hereunder on or before the Closing Date and, in addition thereto, to the following further conditions:

7.1.	The Goldman Sachs Trust and each Acquiring Fund shall have delivered to the applicable Acquired Fund a certificate executed on their behalf by the Goldman Sachs Trusts President or any Vice President and its Chief
Financial Officer, Treasurer or Assistant Treasurer, in form and substance reasonably satisfactory to the Acquired Fund and dated as of the Closing Date, to the effect that the representations and warranties of the
 Goldman Sachs Trust and each Acquiring Fund made in this Agreement are true and correct at and as of the date hereof and at and as of the
Closing Date (except for such representations and warranties required to be true and correct as of another date, which representation and warranty shall be true and correct as of such other date), except as they may be affected by the transactions contemplated by this Agreement, and that the
 Goldman Sachs Trust and each Acquiring Fund have complied with all the covenants and agreements and satisfied all of the conditions on their parts to be performed or satisfied under this Agreement at or prior to the Closing Date.

7.2.	The Goldman Sachs Trust, on behalf of each Acquiring Fund, shall have executed and delivered to the Madison Trust, on behalf of the applicable Acquired Fund, an Assumption of Liabilities dated as of the Closing Date pursuant to which each Acquiring Fund will assume all of the
 Liabilities of the applicable Acquired Fund existing at the Valuation Date in connection with the transactions contemplated by this Agreement.

7.3	Each Acquired Fund shall have received a favorable opinion of
Dechert LLP, counsel to the Goldman Sachs Trust, dated the Closing Date, with such assumptions and limitations as shall be in the opinion of such counsel appropriate to render the opinions expressed therein, and in a form satisfactory to the applicable Acquired Fund, which opinion may rely on a separate opinion of local counsel to the extent it relates to the laws of the
 State of Delaware, to the following effect:

(a)	The Goldman Sachs Trust is a statutory trust duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as an open-end investment company as described in the Registration Statement, and each Acquiring Fund is a separate series thereof duly constituted in accordance with the Agreement and Declaration of Trust and the Bylaws of the Goldman Sachs Trust and
applicable law.

(b)	This Agreement has been duly authorized, executed and delivered by the Goldman Sachs Trust, on behalf of each Acquiring Fund, and assuming the due authorization, execution and delivery of this Agreement by the Madison Trust, on behalf of each Acquired Fund, is the valid and binding obligation of the Goldman Sachs Trust and each Acquiring Fund enforceable against the Goldman Sachs Trust and each Acquiring Fund in accordance with its terms.

(c)	Each Acquiring Fund has the power to assume the Liabilities to be transferred to it hereunder.

(d)	The execution and delivery of this Agreement by the Goldman Sachs
 Trust on behalf of each Acquiring Fund did not, and the performance by the Goldman Sachs Trust and each Acquiring Fund of their obligations hereunder will not, (i) violate the Goldman Sachs Trusts Agreement and Declaration of Trust or Bylaws, (ii) violate any provisions of applicable U.S. federal securities laws (excluding, however, antifraud and other provisions with respect to disclosures of material information) or
(iii) violate any provision of any agreement disclosed in or filed with the Acquiring Fund Prospectus or Acquiring Funds Registration Statement on
Form N-1A to which the Goldman Sachs Trust or any Acquiring Fund is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any judgment or decree to which the Goldman Sachs Trust or any Acquiring Fund is a party or by which it or its property is bound.

(e)	To the knowledge of such counsel, no consent, approval, authorization or order of any Delaware or federal court or governmental authority is required for the consummation by the Goldman Sachs Trust or any Acquiring Fund of the transactions contemplated by this Agreement except such as may be required under state securities or blue sky laws or such as have been obtained.

(f)	The Goldman Sachs Trust is registered with the Commission as an open-end management investment company under the 1940 Act.

In addition, such counsel will confirm whether, as of the Closing Date, it is representing the Goldman Sachs Trust or any Acquiring Fund in any pending litigation in which the Goldman Sachs Trust or any Acquiring Fund is a named defendant that challenges the validity or the enforceability of the Agreement.

7.4.	The Goldman Sachs Trust shall have duly executed and delivered to the Madison Trust, on behalf of each Acquiring Fund, such instrument of assumptions of liabilities and other instruments as an Acquired Fund may reasonably deem necessary or desirable to evidence the transactions contemplated by this Agreement, including the assumption of all of the Liabilities of each Acquired Fund by the Acquiring Fund into which it is being reorganized.

7.5.	The Madison Trust shall have received from the Transfer Agent a certificate stating that it has received from the Goldman Sachs Trust the number of full and fractional Acquiring Fund Shares of each relevant class equal in value to the value of each corresponding class of the corresponding Acquired Fund as of the time and date set forth in paragraph 3.

7.6.	As of the Closing Date, there shall have been no material change in the investment objectives, policies and restrictions or any increase in the investment management fee rate or other fee rates that any Acquiring Fund is currently contractually obligated to pay for services provided to the Acquiring Fund from those described in the Registration Statement.

8.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES
The respective obligations of the Goldman Sachs Trust, the Madison Trust, each Acquired Fund and each Acquiring Fund hereunder are subject to the further conditions that on or before the Closing Date:

8.1.	This Agreement shall have been approved by a majority of the outstanding shares of each Acquired Fund in the manner required by the Madison Trusts Declaration of Trust, Bylaws and applicable law, and the parties shall have received reasonable evidence of each such approval.

8.2.	The Agreement, the transactions contemplated herein and the filing of the Registration Statement shall have been approved by the Board of Trustees of the Goldman Sachs Trust and the Agreement, the transactions contemplated herein and the filing of the Prospectus/Proxy Statement shall have been approved by the Board of Trustees of the Madison Trust, and each party shall have delivered to the other a copy of the resolutions approving this Agreement adopted by the other partys Board, certified by the Secretary or an equivalent officer.

8.3.	On the Closing Date, the Commission shall not have issued an unfavorable report under Section 25(b) of the 1940 Act, nor instituted any proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act and, to the knowledge of the parties hereto, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

8.4.	All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the Commission and of state blue sky and securities authorities) deemed necessary by the Goldman Sachs Trust and each Acquiring Fund, or the
Madison Trust and each Acquired Fund, to permit consummation of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of each Acquiring Fund or each Acquired Fund.

8.5.	The Registration Statement shall have become effective under the
1933 Act and no stop order suspending the effectiveness thereof shall have been issued and, to the knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

8.6.	As of the Closing Date, there shall be no pending litigation brought by any person against the Madison Trust, the Goldman Sachs Trust, any Acquired Fund or Acquiring Fund or any of the investment advisers, directors or officers of the foregoing, as applicable, arising out of, or seeking to prevent completion of the transactions contemplated by, this Agreement.
Furthermore, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein. No litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to the knowledge of any party hereto, threatened against a party or any of its properties or assets that, if adversely determined, would materially and adversely affect its business or its ability to consummate the transactions herein contemplated.

8.7.	Each Acquired Fund and each applicable Acquiring Fund shall have received a favorable opinion of Willkie Farr & Gallagher LLP dated on the Closing Date satisfactory to both parties substantially to the effect that, on the basis of the existing provisions of the Code, Treasury regulations promulgated thereunder, current administrative rules, and court decisions, generally for federal income tax purposes:

(a)	The acquisition by each Acquiring Fund of the assets of the
applicable Acquired Fund in exchange for such Acquiring Funds assumption of the Liabilities of that Acquired Fund and issuance of the Acquiring Fund
 Shares, followed by the distribution by that Acquired Fund of such Acquiring Fund Shares to the shareholders of such Acquired Fund in exchange for their shares of such Acquired Fund, all as provided in Section 1 hereof, will constitute a reorganization within the meaning of Section 368(a) of the Code, and such Acquired Fund and Acquiring Fund will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

(b)	Under Sections 361 and 357(a) of the Code, no gain or loss will be recognized by any Acquired Fund (i) upon the transfer of its assets to the applicable Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by each Acquiring Fund of the Liabilities of the applicable Acquired Fund or (ii) upon the distribution of the Acquiring Fund Shares by each Acquired Fund to its shareholders in liquidation, as contemplated in
Section 1 hereof, except for any gain or loss that may be required to be recognized solely as a result of gain recognized on the transfer of certain assets of an Acquired Fund.

(c)	Under Section 1032 of the Code, no gain or loss will be recognized by any Acquiring Fund upon the receipt of the assets of the applicable Acquired Fund in exchange for the assumption of the Liabilities of such Acquired Fund and issuance of the Acquiring Fund Shares as contemplated in Section 1 hereof.

(d)	Under Section 362(b) of the Code, the tax basis of the assets of each
Acquired Fund acquired by the applicable Acquiring Fund will be the same as the tax basis of such assets in the hands of such Acquired Fund immediately prior to the transfer increased by the amount of gain or decreased by the amount of loss, if any, recognized by the applicable Acquired Fund upon the transfer.

(e)	Under Section 1223(2) of the Code, the holding periods of the assets of each Acquired Fund in the hands of the applicable Acquiring Fund will include the periods during which such assets were held by such Acquired Fund (except to the extent that the investment activities of the applicable Acquiring Fund reduce or eliminate such holding period and except for any assets on which gain is recognized on the transfer to such Acquiring Fund).

(f)	Under Section 354 of the Code, no gain or loss will be recognized by Acquired Fund Shareholders upon the exchange of all of their Acquired Fund Shares for the Acquiring Fund Shares.

(g)	Under Section 358 of the Code, the aggregate tax basis of the
Acquiring Fund Shares to be received by each shareholder of the Acquired
 Fund will be the same as the aggregate tax basis of Acquired Fund Shares exchanged therefor.

(h)	Under Section 1223(1) of the Code, an Acquired Fund Shareholders
holding period for the Acquiring Fund Shares to be received will include the period during which Acquired Fund Shares exchanged therefor were held, provided that the shareholder held Acquired Fund Shares as a capital asset on the date of the exchange.

(i)	Each Acquiring Fund will succeed to and take into account the items of the applicable Acquired Fund described in Section 381(c) of the Code.

The parties acknowledge that the opinion will be based on certain factual certifications made by officers of the Madison Trust and the Goldman Sachs Trust and will also be based on customary assumptions; the opinion is not a guarantee that the tax consequences of the Reorganization will be as described above; and there is no assurance that the Internal Revenue Service or a court would agree with the opinion.

8.8.	With respect to each Acquired Fund individually, the Reorganization of such Acquired Fund into its corresponding Acquiring Fund and the material attributes of such Acquiring Fund, including, but not limited to, its investment advisory agreement, each of its investment sub-advisory agreements,
  Rule 12b-1 Plans, shareholder service plans, sales charges, share classes, redemption fees, distribution agreement, transfer agent agreement, custody agreement, and independent registered public accounting firm, shall, in all material respects, be in substantially the form as described in the Prospectus/Proxy Statement.

8.9.	At any time prior to the Closing, any of the foregoing conditions of this Section 8 (except for paragraph 8.1 and paragraph 8.7) may be jointly waived by the Board of Trustees of the Madison Trust and the Board of Trustees of the Goldman Sachs Trust, if, in the judgment of the Board of
 Trustees of the Madison Trust, such waiver will not have a material adverse effect on the interests of the Acquired Fund Shareholders and, if, in the judgment of the Board of Trustees of the Goldman Sachs Trust, such waiver will not have a material adverse effect on the interests of the shareholders, if any, of each Acquiring Fund.

8.10.	All of the conditions to the closing of the transactions
contemplated by the Asset Purchase Agreement between MAM and GSAM, dated May 24, 2016 (the Asset Purchase Agreement), shall be satisfied or waived, and the closing of the transactions contemplated by the Asset Purchase Agreement shall be consummated concurrently with the Closing.

9.	BROKERAGE FEES AND EXPENSES

9.1.	The Goldman Sachs Trust, on behalf of each Acquiring Fund, and the
Madison Trust, on behalf of each Acquired Fund, represent and warrant to each other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

9.2.	The Madison Trust and its Acquired Funds and the Goldman Sachs Trust
 and its Acquiring Funds will not bear any costs arising in connection with the transactions contemplated by this Agreement. The responsibility for payment of all of the costs arising in connection with the transactions contemplated by this Agreement, whether or not the transactions contemplated hereby are concluded, shall be borne by GSAM, MAM, or their respective affiliates. The costs arising in connection with the transactions contemplated by this Agreement shall include, but not be limited to, costs and expenses (including legal fees) related to the preparation and distribution of materials to the Boards of Trustees of the Madison Trust and the Goldman Sachs Trust, costs incurred in attending the Board meetings and preparing the minutes of the Board meetings, obtaining an opinion of counsel as to certain matters, the preparation of this Agreement, fees of the
Commission, state corporate fees and any fees of any state securities commission, transfer agency fees, auditing fees associated with each Acquiring Funds financial statements, costs and expenses associated with obtaining any necessary order of exemption from the 1940 Act, if any, preparation of the Prospectus/Proxy Statement and Registration Statement,
 printing and distributing the Prospectus/Proxy Statement and Registration Statement, solicitation fees, brokerage commissions incurred in connection with paragraph 1.6, all necessary taxes in connection with the delivery of the Assets of each Acquired Fund, including all applicable federal and state stock transfer stamps, and expenses of holding shareholders meetings.
Notwithstanding any of the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in the disqualification of such party as a regulated investment company within the meaning of Section 851 of the Code or would prevent the Reorganization from qualifying as a tax-free reorganization under Section 368(a) of the Code pursuant to applicable guidance including, but not limited to, IRS Revenue Ruling 73-54.

10. 	ENTIRE AGREEMENT; TERMINATION OF WARRANTIES

10.1.	The Goldman Sachs Trust and the Madison Trust agree that neither party has made any representation, warranty or covenant, on behalf of either an Acquiring Fund or an Acquired Fund, respectively, not set forth herein and that this Agreement constitutes the entire agreement between the parties.

10.2.	The representations, warranties and covenants contained in this
Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder. Notwithstanding the foregoing sentence, the covenants to be performed after the Closing shall survive the Closing.

11.	TERMINATION

This Agreement may be terminated and the transactions contemplated hereby may be abandoned by resolution of the either the Board of Trustees of the Goldman Sachs Trust or the Board of Trustees of the Madison Trust, at any time prior to the Closing Date, if circumstances should develop that, in the opinion of that Board, make proceeding with the Agreement inadvisable with respect to any Acquiring Fund or any Acquired Fund, respectively.
In addition, this Agreement may be terminated at any time prior to the Closing Date:

(a)	by the written consent of each of the parties;

(b)	by the Madison Trust (i) following a breach by the Goldman Sachs
 Trust of any of its representations, warranties or covenants contained in this Agreement, provided that the Goldman Sachs Trust shall have been given a period of 10 business days from the date of the occurrence of a breach of a covenant or agreement to cure such breach and shall have failed to do so (provided, that the Madison Trust is not then in material breach of the terms of this Agreement, and, provided further, that no cure period shall be required for a breach which is not capable of being cured); or (ii) upon the occurrence of an event which has a material adverse effect upon the Goldman Sachs Trust or an Acquiring Fund;

(c)	by the Goldman Sachs Trust (i) following a breach by the Madison
Trust of any of its representations, warranties or covenants contained in this Agreement, provided that the Madison Trust shall have been given a period of 10 business days from the date of the occurrence of a breach of a covenant or agreement to cure such breach and shall have failed to do so
 (provided, that the Goldman Sachs Trust is not then in material breach of the terms of this Agreement, and, provided further, that no cure period shall be required for a breach which is not capable of being cured);
or (ii) upon the occurrence of an event which has a material adverse effect upon the Madison Trust or an Acquired Fund;

(d)	by either the Goldman Sachs Trust or the Madison Trust if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby;
 or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any governmental entity which would make consummation of the transactions contemplated hereby illegal; or

(e)	by either the Goldman Sachs Trust or the Madison Trust if the
Closing shall not have been consummated by December 31, 2016, provided the right to terminate this Agreement under this paragraph 11(e) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

If a party terminates this Agreement in accordance with this Section 11, other than a termination under (b), (c), (d) or (e) in connection with a willful default, there shall be no liability for damages on the part of any party, or the trustees, directors or officers of such party.
In the event of a termination under (b), (c), (d) or (e) in connection with a willful default, all remedies at law or in equity of the party adversely affected shall survive.

At any time prior to the Closing Date, any of the terms or conditions of this Agreement (except for paragraph 8.1, paragraph 8.7 and paragraph 15.1) may be waived by either the Madison Trust or the Goldman Sachs Trust, respectively (whichever is entitled to the benefit thereof).  Such waiver shall be in writing and authorized by an officer of the waiving party.
The failure of either party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

12.	AMENDMENTS

This Agreement may be amended, modified or supplemented by a written instrument in such manner as may be deemed necessary or advisable by both the authorized officers of the Madison Trust and the Goldman Sachs Trust; provided, however, that following the meeting of the shareholders of each Acquired Fund called by the Acquired Funds pursuant to paragraph 5.2 of this Agreement, no such amendment may have the effect of changing the provisions for determining the number of Acquiring Fund Shares to be issued to each corresponding class of Acquired Fund Shareholders, under this Agreement to the detriment of such shareholders without their further approval; provided further that paragraph 15.1 shall not be amended without the prior consent of GSAM and MAM.

13.	NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery, personal service or prepaid or certified mail addressed to:

To the Goldman Sachs Trust:

Goldman Sachs Trust II
200 West Street
New York, New York 10282
Attention: Rachel Schnoll

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 11598
Attention:  Patrick J. Spinola, Jr., Esq.

To the Madison Trust:

Madison Funds
550 Science Drive
Madison, Wisconsin 53711
Attention: Chief Legal Officer

With a copy (which shall not constitute notice) to:

Godfrey & Kahn S.C.
One East Main Street,
Suite 500
P.O. Box 2719
Madison, WI  53701-2719
Attention: Pamela M. Krill, Esq.

To GSAM:

Goldman Sachs Asset Management, L.P.
200 West Street
New York, New York 10282
Attention: Rachel Schnoll

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 11598
Attention:  Patrick J. Spinola, Jr., Esq.
	Laura L. Delanoy, Esq.

To MAM:

Madison Asset Management, LLC
550 Science Drive
Madison, Wisconsin 53711
Attention: Chief Legal Officer

With a copy (which shall not constitute notice) to:

Godfrey & Kahn S.C.
One East Main Street,
Suite 500
P.O. Box 2719
Madison, WI  53701-2719
Attention: Pamela M. Krill, Esq.

14.	PUBLICITY/CONFIDENTIALITY

14.1.	Publicity.  Any public announcements or similar publicity with respect to this Agreement or the transactions contemplated herein will be made at such time and in such manner as the parties mutually shall agree in writing (which writing may include e-mail), provided that nothing herein shall prevent either party from making such public announcements as may be required by law, in which case the party issuing such statement or communication shall use all reasonable commercial efforts to advise the other party prior to such issuance.

14.2.	Confidentiality.

(a)  The Madison Trust, the Goldman Sachs Trust,
 MAM and GSAM (for purposes of this paragraph 14.2, the Protected Persons) will hold, and will cause their board members, officers, employees, representatives, agents and affiliates to hold, in strict confidence, and not disclose to any other person, and not use in any way except in connection with the transactions herein contemplated, without the prior written consent of the other Protected Persons, all confidential information obtained from the other Protected Persons in connection with the transactions contemplated by this Agreement, except such information may be disclosed: (i) to governmental or regulatory bodies, and, where necessary, to any other person in connection with the obtaining of consents or waivers as contemplated by this Agreement; (ii) if required by court order or decree or applicable law;
 (iii) if it is publicly available through no act or failure to act of such party; (iv) it if was already known to such party on a non-confidential basis on the date of receipt; (v) during the course of or in connection with any litigation, government investigation, arbitration, or other proceedings based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated; or (vi) if it is otherwise expressly provided for herein.

(b)	In the event of a termination of this Agreement, the Madison Trust, the Goldman Sachs Trust, MAM and GSAM agree that they along with their employees, representative agents and affiliates shall, and shall cause their affiliates to, except with the prior written consent of the other Protected Persons, keep secret and retain in strict confidence, and not use for the benefit of itself or themselves, nor disclose to any other persons, any and all confidential or proprietary information relating to the other Protected Persons and their related parties and affiliates, whether obtained through their due diligence investigation, this Agreement or otherwise, except such information may be disclosed: (i) if required by court order or decree or applicable law; (ii) if it is publicly available through no act or failure to act of such party; (iii) if it was already known to such party on a non-confidential basis on the date of receipt; (iv) during the course of or in connection with any litigation, government investigation, arbitration, or other proceedings based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated; or (v) if it is otherwise expressly provided for herein.

15.	CONTINGENCY OF EACH REORGANIZATION ON CONSUMMATION OF OTHER
 REORGANIZATIONS

15.1.	For purposes of this paragraph 15.1, the reorganizations of
(i) the Madison Target Retirement 2020 Fund into the Goldman Sachs
Target Date 2020 Portfolio, (ii) the Madison Target Retirement 2030 Fund into the Goldman Sachs Target Date 2030 Portfolio, (iii) the Madison
 Target Retirement 2040 Fund into the Goldman Sachs Target Date 2040 Portfolio, and (iv) the Madison Target Retirement 2050 Fund into the
 Goldman Sachs Target Date 2050 Portfolio shall each individually be referred to as a Reorganization. Each Reorganization is contingent upon the consummation of each other Reorganization, and the provisions of this Agreement shall be construed to effect this intent. In the event that shareholders of a particular Acquired Fund that is a party to a Reorganization do not approve the Reorganization relating to such Acquired
 Fund and/or any condition precedent to a Reorganization does not occur and is not waived, none of the Reorganizations referenced in this Agreement will be consummated.

16.	HEADINGS; GOVERNING LAW; SEVERABILITY; ASSIGNMENT; LIMITATION OF
LIABILITY; COUNTERPARTS

16.1.	The article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.2.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts of laws.

16.3.	The warranties, representations, and agreements contained in this
 Agreement made by the Madison Trust on behalf of each of the Acquired Funds, are made on a several (and not joint, or joint and several) basis.
Similarly, the warranties, representations, and agreements contained in this Agreement made by the Goldman Sachs Trust on behalf of each of the Acquiring
 Funds, are made on a several (and not joint, or joint and several) basis. The benefits and obligations attendant to the Reorganization are severable with respect to each Acquired Fund and its corresponding Acquiring Fund and the other Acquired Funds and their corresponding Acquiring Funds participating in the Reorganization. Shareholders of the Acquired Funds have no rights under this Agreement with respect to the reorganization and liquidation of any other Acquired Fund in which they do not hold shares.
16.4.	This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

16.5.	The name Goldman Sachs Trust II is the designation of the trustees for the time being under an Amended and Restated Agreement and Declaration of Trust dated April 6, 2013, as amended from time to time, and all persons dealing with the Goldman Sachs Trust or an Acquiring Fund must look solely to the property of the Goldman Sachs Trust or such Acquiring Fund for the enforcement of any claims as none of its trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Goldman Sachs Trust. No portfolio of the Goldman Sachs Trust shall be liable for any claims against any other portfolio of the Goldman Sachs Trust. Each Acquired Fund, MAM and GSAM specifically acknowledge and agree that any liability of the Goldman Sachs Trust under this Agreement with respect to a particular Acquiring Fund of the Goldman Sachs Trust, or in connection with the transactions contemplated herein with respect to a particular Acquiring Fund, shall be discharged only out of the assets of the particular Acquiring Fund and that no other portfolio of the Goldman Sachs Trust shall be liable with respect thereto.

16.6.	The name Madison Funds is the designation of the trustees for the time being under an Amended and Restated Declaration of Trust dated October 15, 2015, as amended from time to time, and all persons dealing with the Madison Trust or an Acquired Fund must look solely to the property of the Madison Trust or such Acquired Fund for the enforcement of any claims as none of the directors, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of
Madison Trust.  No portfolio of the Madison Trust shall be liable for any claims against any other portfolio of the Madison Trust. Each Acquiring Fund, MAM and GSAM specifically acknowledge and agree that any liability of the Madison Trust under this Agreement with respect to a particular Acquired Fund of the Madison Trust, or in connection with the transactions contemplated herein with respect to a particular Acquired
 Fund, shall be discharged only out of the assets of the particular Acquired Fund and that no other portfolio of the Madison Trust shall be liable with respect thereto.

16.7.	This Agreement may be executed in one or more counterparts, all of which counterparts shall together constitute one and the same agreement.


IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its President or Vice President.


Goldman Sachs Trust II,
on behalf of its series:

Goldman Sachs Target Date 2020 Portfolio
Goldman Sachs Target Date 2030 Portfolio
Goldman Sachs Target Date 2040 Portfolio
Goldman Sachs Target Date 2050 Portfolio


By: /s/ Scott McHugh

Name: Scott McHugh
Title: Treasurer, Senior Vice President and Principal Financial Officer


Madison Funds,
on behalf of its series:

Madison Target Retirement 2020 Fund
Madison Target Retirement 2030 Fund
Madison Target Retirement 2040 Fund
Madison Target Retirement 2050 Fund


By: /s/ Katherine L. Frank

Name: Katherine L. Frank
Title: President


Solely for purpose of paragraphs 1.6, 5.1, 9.2, 14, 16.4, 16.5 and 16.6


GOLDMAN SACHS ASSET MANAGEMENT, L.P.


By: /s/ Rachel Schnoll

Name: Rachel Schnoll
Title: Managing Director

Solely for purpose of paragraphs 1.6, 5.1, 5.4, 9.2, 14, 16.4, 16.5 and 16.6


MADISON ASSET MANAGEMENT, LLC


By: /s/ Katherine L. Frank

Name: Katherine L. Frank
Title: Chief Operating Officer